                                                                  EXHIBIT 12

                       ANHEUSER-BUSCH COMPANIES, INC.

                     RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company's ratio of earnings to fixed charges, on a consolidated basis for the periods indicated ($ in millions):

                                                2004          2003         2002         2001         2000
                                         -------------------------------------------------------------------
Earnings
--------

Consolidated pretax income                     $2,999.4     $2,824.3     $2,623.6     $2,377.6     $2,179.9

Dividends received from equity
investees                                         179.0        169.2         46.7         25.8         23.9

Net interest capitalized                            7.7          3.3         10.8          1.0         (5.6)

Fixed charges                                     471.1        442.6        406.8        402.8        385.1
                                         -------------------------------------------------------------------

  Adjusted earnings                            $3,657.2     $3,439.4     $3,087.9     $2,807.2     $2,583.3
                                         -------------------------------------------------------------------

Fixed Charges
-------------

Interest expense                                 $426.9       $401.5       $368.7       $361.2       $348.2

Interest portion of rent expense(1/)               38.9         36.3         34.1         37.9         33.2

Amortization of deferred debt issuance
costs                                               5.3          4.8          4.0          3.7          3.7
                                         -------------------------------------------------------------------

  Total fixed charges                            $471.1       $442.6       $406.8       $402.8       $385.1
                                         -------------------------------------------------------------------


Ratio of Earnings to Fixed Charges                 7.8X         7.8X         7.6X         7.0X         6.7X
                                         ===================================================================



(1/)   Calculated as one-third of total rents paid.